Exhibit 99.1

Catalyst Pharmaceuticals Appoints Pharmaceutical Executive Molly Harper to its Board of Directors

CORAL GABLES, Fla., June 29, 2021 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (“Catalyst”) (Nasdaq: CPRX), a commercial-stage, patient-centric biopharmaceutical company focused on in-licensing, developing and commercializing novel high-quality medicines for patients living with rare diseases, today announced the appointment of Molly Harper to the Company’s Board of Directors.

“On behalf of the Board of Directors, I am very pleased to welcome Ms. Harper to the Catalyst board. Ms. Harper is a highly accomplished life-science executive with broad background in rare disease drug development, commercialization and strategic planning across a diverse range of therapeutic areas. Her experience is well suited to further strengthen our Board of Directors and will serve the Company well as we continue to execute our growth strategy,” said Patrick J. McEnany, Chairman and CEO of Catalyst.

“I am excited to be joining the Board of Directors of Catalyst at such a pivotal time in the company’s evolution, as it continues its effort to broaden its portfolio and product pipeline,” said Ms. Harper. “I am looking forward to working with the Board and the Company’s senior leaders, as we continue our mission of changing the lives of patients and their families suffering from rare diseases.”

Ms. Harper has over 20 years of experience focusing on strategic planning and cross-functional leadership at life sciences companies of all sizes. Since May 2020, Ms. Harper has served as Executive Vice President of Operations for Relmada Therapeutics, Inc., a late-stage biotechnology company addressing diseases of the central nervous system. Prior to joining Relmada, Ms. Harper served in positions of increasing responsibility with Akcea Therapeutics, a development and commercialization company focused on rare diseases, where she was most recently Senior Vice President and Global Franchise General Manager with cross-functional responsibility for a six-drug portfolio including two approved rare disease drugs. She was one of the first employees at Akcea, which she joined as VP of Commercial Development. Prior to joining Akcea, Ms. Harper was Head of US Endocrinology in the Rare Disease division of Sanofi Genzyme. Ms. Harper’s experience at Genzyme included global and U.S. marketing leadership positions, and she previously held positions across sales and marketing in both primary care and hospital businesses at Merck & Co. Prior to joining Merck, Ms. Harper worked in life sciences equity research at UBS Warburg, and as a strategy consultant with The Wilkerson Group/IBM.

Ms. Harper received her Bachelor of Arts from Cornell University and her Master of Business Administration from the Wharton School of the University of Pennsylvania. Ms. Harper also serves on the Board of Directors of PreciseDx, a privately held oncology AI pathology company.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a commercial-stage, patient-centric biopharmaceutical company focused on in-licensing, developing and commercializing novel high-quality medicines for patients living with rare diseases. With exceptional patient focus, Catalyst is committed to developing a robust pipeline of cutting-edge, first- or best-in-class medicines for other rare diseases. Catalyst’s New Drug Application for Firdapse® (amifampridine) 10 mg tablets for the treatment of adults with LEMS was approved in 2018 by the U.S. Food & Drug Administration (“FDA”), and Firdapse® is commercially available in the United States as a treatment for adults with LEMS. Further, Canada’s national healthcare regulatory agency, Health Canada, recently approved the use of Firdapse® (amifampridine) for the treatment of patients in Canada with LEMS.

Firdapse® is currently being evaluated in clinical trials for the treatment of MuSK-MG and has received Orphan Drug Designation from the FDA for myasthenia gravis.

Catalyst’s Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including those factors described in Catalyst’s Annual Report on Form 10-K for fiscal year 2020 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Media Contact	Company Contact
David Schull	Patrick J. McEnany
Russo Partners	Catalyst Pharmaceuticals
(212) 845-4271	Chief Executive Officer
david.schull@russopartnersllc.com	(305) 420-3200
pmcenany@catalystpharma.com

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